Exhibit 16.1

January 23, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7581

Dear Sirs/Madams:

We have read Item 4.01 of Adverum Biotechnologies Inc.’s Form 8-K dated January 26, 2018, and have the following comments:

1.	We agree with the statements made in the second sentence of paragraph 2, and the statements made in paragraphs 3, 4 and 5.
2.	We have no basis on which to agree or disagree with the statements made in paragraphs 1 and 6 and the statements made in the first sentence to paragraph 2.

Yours truly,

/s/ Deloitte & Touche LLP

San Jose, CA